UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)      July 31, 2008
PreVu, Incorporated
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	000-21543 (Commission File Number)	41-1839933 (IRS Employer Identification No.)

7401 Boone Ave. N. Brooklyn Park, Minnesota (Address of principal executive offices)	55428 (Zip Code)
Registrant’s telephone number, including area code      (763) 391-4000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On July 31, 2008, PreVu, Incorporated (the “Company”) disclosed that it had received notification on July 31, 2008 from The Nasdaq Stock Market (“Nasdaq”) stating that trading in the Company’s common stock on the Nasdaq Global Market would be suspended effective at the open of business on Monday, August 4, 2008. The letter also stated that the shares will subsequently be delisted from the Nasdaq Global Market.
The Company previously disclosed that it failed to comply with Nasdaq’s minimum shareholders’ equity requirement, and that it intended to appeal the Nasdaq delisting determination. On July 30, 2008, the Company decided to withdraw its appeal request since it would be unable to comply with the minimum shareholders’ equity requirement in the near term.
The Company expects to be eligible for quotation on the OTC Bulletin Board, a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter traded securities. However, no assurance can be given that market makers currently making a market in the Company’s common stock will continue to make a market in the Company’s common stock or that the Company’s common stock will continue to be eligible for quotation on the OTC Bulletin Board. The Company intends to request that current market makers continue to make markets in the Company’s common stock on the OTC Bulletin Board and/or the Pink Sheets, as the case may be. The Company anticipates disclosing further trading venue information for its common stock once such information becomes available.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated July 31, 2008 regarding notice of delisting from Nasdaq.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREVU, INCORPORATED
Date: August 6, 2008	By	/s/ Stacy A. Kruse
Stacy A. Kruse
Chief Financial Officer